HCC MAKES ELECTION UNDER ITS CONVERTIBLES AND COMMENTS ON EARNINGS ESTIMATES

HOUSTON (December 22, 2004) . . .
HCC Insurance Holdings, Inc. (NYSE symbol: HCC) announced today that the Company has made elections under the indentures related to its 1.30% Convertible Notes due 2023 (1.30% Notes) and its 2.00% Convertible Notes due 2021 (2.00% Notes) to substantially reduce the earnings per share dilution of the Notes that would have otherwise resulted.

After analysis of EITF Issue No. 04-8, a new accounting pronouncement which becomes effective December 31, 2004 and a proposed FASB pronouncement, HCC has decided to irrevocably elect under both Convertible Notes, where applicable, to (i) satisfy the conversion obligation in cash up to the principal amount of the Notes and in shares of the Company’s common stock for any amount in excess of the principal amount; (ii) pay the change of control purchase price solely in cash; and (iii) pay the purchase price solely in cash if holders exercise their option to require the Company to repurchase their Notes. This election allows HCC to utilize the ‘treasury stock’ method rather than the ‘if converted’ method when calculating diluted earnings per share, thus substantially reducing any dilution to earnings per share.

Accordingly, effective December 31, 2004, the Company will retroactively change its calculation of diluted earnings per share amounts to reflect the new accounting change. With the Company’s election under the Notes as stated above, the new accounting change has no effect on the previously reported diluted earnings per share for the three years ended December 31, 2003 or the nine months ended September 30, 2004.

Stephen L. Way, Chairman and Chief Executive Officer, said, “Notwithstanding this accounting change and our recent equity offering, we expect to meet or beat the consensus earnings estimate for the fourth quarter 2004 and remain very optimistic about 2005.” Mr. Way added, “We anticipate being in a position to provide guidance for next years earnings, in due course.”

The new pronouncement does not change the calculation of basic earnings per share, or have any effect on shareholders’ equity, or book value per share.

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets of more than $5.5 billion, shareholders’ equity of over $1.25 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcch.com.

Contact:	L. Byron Way, Vice President
HCC Insurance Holdings, Inc.
Telephone: (713) 690-7300

Forward-looking statements contained in this press release are made under “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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